[446216.EX77Q_582]1

Oppenheimer Rochester Arizona Municipal Fund

NSAR Exhibit—Item 77Q

Post-Effective Amendment No. 8 (333-132778) to the Registration Statement of Oppenheimer Rochester Arizona Municipal Fund (the “Registrant”), Accession Number 0000728889-12-001165, which includes Amendment No. 1 to the Declaration of Trust, is hereby incorporated by reference in response to Item 77Q of the Registrant’s Form N-SAR.